FORM 4

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

|_|  Check this box if no longer                             OMB APPROVAL
     subject to Section 16. Form 4                    OMB Number       3235-0287
     or Form 5 obligations may                        Expires:  February 1, 1994
     continue. See Instruction 1(b).                  Estimated average burden
                                                      hours per response.....0.5
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
1. Name and Address of Reporting Person     2. Issuer Name and Ticker or Trading Symbol     6.  Relationship of Reporting Person to
   Ewan                 James                  Advanced Machine Vision Corporation              Issuer (Check all applicable)
   ------------------------------------        ----------------------------------------
   (Last)   (Middle)   (First)              3. IRS or Social Security Number of                 |x| Director      |_| 10% Owner
   2067 Commerce Drive                         Reporting Person (Voluntary)                     | | Officer       |_| Other
   ------------------------------------                                                             (give title       (specify
            (Street)                        4. Statement for Month/Year                              below)            below)
   Medford  Oregon    97504                    January 1998
   ------------------------------------        ----------------------------------------         Director of Board
   (City)   (State)   (Zip)                 5.  If Amendment, Date of Original
                                                (Month/Year)
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                        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security | 2. Transaction Date | 3. Transaction | 4. Securities Acquired  |5. Amount of  |6. Ownership    |7. Nature
   (Instr. 3)        |    (Month/Day/Year) |    Code        |    (A) or Disposed of(D)|  Securities  |   Form: Direct |   Indirect
                     |                     |    (Instr. 8)  |    (Instr. 3, 4 and 5)  |  Beneficially|   (D) or (I)   |   Beneficial
                     |                     |                |                         |  Owned at    |   (Instr. 4)   |   Ownership
                     |                     |                |                         |  End of Month|                |   (Instr. 4)
                     |                     |                |                         |  (Instr. 3&4)|                |
                     |                     |----------------|-------------------------|              |                |
                     |                     | Code   |   V   | Amount | (A) or | Price |              |                |
                     |                     |        |       |        | (D)    |       |              |                |
---------------------|---------------------|--------|-------|--------|--------|-------|--------------|----------------|-------------
Class A Common Stock |      1/1/98         |   A    |       |12,500(3)   A    |$1.07(3)   75,700 (1) |        D       |
---------------------|---------------------|--------|-------|--------|--------|-------|--------------|----------------|-------------
                     |                     |        |       |        |        |       |              |                |
---------------------|---------------------|--------|-------|--------|--------|-------|--------------|----------------|-------------
                     |                     |        |       |        |        |       |              |                |
---------------------|---------------------|--------|-------|--------|--------|-------|--------------|----------------|-------------
                     |                     |        |       |        |        |       |              |                |
---------------------|---------------------|--------|-------|--------|--------|-------|--------------|----------------|-------------
                     |                     |        |       |        |        |       |              |                |
---------------------|---------------------|--------|-------|--------|--------|-------|--------------|----------------|-------------
                     |                     |        |       |        |        |       |              |                |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or type responses)                                                                                                     (OVER)
                                                                                                                     SEC 1474 (3/91)
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FORM 4  (continued)
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                            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of  |2. Conver-  |3. Trans-  |4. Trans-  |5. Number  |6. Date     |7. Title  |8. Price  |9. Number |10. Owner- |11. Nature
   Derivative|   sion or  |   action  |   action  |   of      |   Exercis- |   and    |   of     |   of     |    ship   |   of
   Security  |   Exercise |   Date    |   Code    |   Deriva- |   able and |   Amount |   Deriva-|   Deriva-|    Form   | Indirect
             |   Price of |   (Month/ |           |   tive    |   Expira-  |   of     |   tive   |   tive   |    of     | Beneficial
             |   Deriva-  |   Day/    |           |   Securi- |   tion     |   Under- |   Securi-|   Securi-|    Deriva-| Ownership
             |   tive     |   Year)   |           |   ties    |   Date     |   lying  |   ty     |   ties   |    tive   |
             |   Security |           |           |   Acquired|   (Month/  |   Securi-|          |   Benefi-|    Secur- |
             |            |           |           |   (A) or  |   Day/     |   ties   |          |   cially |    ity    |
             |            |           |           |   Disposed|   Year)    |          |          |   Owned  |    Direct |
             |            |           |           |   (D) of  |            |          |          |   at End |    (D) or |
             |            |           |           |           |            |          |          |   of     |    In-    |
             |            |           |           |           |            |          |          |   Month  |    direct |
             |            |           |           |           |            |          |          |          |    (I)    |
             |            |           | (Instr.   | (Instr. 3,|            | (Instr.  | (Instr.  |  (Instr. |  (Instr.  | (Instr.
  (Instr. 3) |            |           |  8)       |  4 and 5) |            |  3 & 4)  |  5)      |   4)     |    4)     |  4)
-------------|------------|-----------|-----------|-----------|------------|----------|----------|----------|-----------|-----------
             |            |           |Code |  V  | (A) | (D) |Date|Expira-|Title|Amount|        |          |           |
             |            |           |     |     |     |     |Exer| tion  |     |or    |        |          |           |
             |            |           |     |     |     |     |cis-| Date  |     |Number|        |          |           |
             |            |           |     |     |     |     |able|       |     |Shares|        |          |           |
-------------|------------|-----------|-----|-----|-----|-----|----|-------|-----|------|--------|----------|-----------|-----------
Options (2)  |   $1.00    |           | (2) |     |     |     |2/5/| 2/5/  |Class| 300, | $1.00  | 300,000  |     D     |
             |            |           |     |     |     |     |1995| 2005  |A    | 000  |        |          |           |
             |            |           |     |     |     |     |    |       |Common      |        |          |           |
             |            |           |     |     |     |     |    |       |Stock|      |        |          |           |
-------------|------------|-----------|-----|-----|-----|-----|----|-------|-----|------|--------|----------|-----------|-----------
             |            |           |     |     |     |     |    |       |     |      |        |          |           |
-------------|------------|-----------|-----|-----|-----|-----|----|-------|-----|------|--------|----------|-----------|-----------
             |            |           |     |     |     |     |    |       |     |      |        |          |           |
-------------|------------|-----------|-----|-----|-----|-----|----|-------|-----|------|--------|----------|-----------|-----------
             |            |           |     |     |     |     |    |       |     |      |        |          |           |
-------------|------------|-----------|-----|-----|-----|-----|----|-------|-----|------|--------|----------|-----------|-----------
             |            |           |     |     |     |     |    |       |     |      |        |          |           |
-------------|------------|-----------|-----|-----|-----|-----|----|-------|-----|------|--------|----------|-----------|-----------
             |            |           |     |     |     |     |    |       |     |      |        |          |           |
-------------|------------|-----------|-----|-----|-----|-----|----|-------|-----|------|--------|----------|-----------|-----------
Explanation of Responses:
(1) Includes 57,000 restricted shares issued pursuant to a Restricted Stock Agreement. Restrictions lapse in three years subject to
    (i) continued employment of Reporting Person and (ii) payment by the Reporting Person of $1.80 per share to the Company. 12,500 shares cannot be traded until 1/1/99. 6,200 shares are unrestricted.
(2) Options granted pursuant to the Company's 1994 Stock Option Plan. One-third became vested on 2/5/95, one-third on 2/5/96 and one-third will vest on 2/5/97.
(3) Represents restricted shares issued as a part of Reporting Person's 1997 bonus. Price determined by independent valuation.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U. S. C. 1001 and 15 U.S.C. 78ff (a).
                                                                                           /s/ James Ewan                  2/5/98
                                                                                   ________________________________    _____________
                                                                                   ** Signature of Reporting Person         Date
Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly. (Print or type responses)                                                                     (Page 2)
                                                                                                                     SEC 1474 (3/91)
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